ALTAIR INTERNATIONAL INC.

                                  AMENDMENT TO
                         COMMON SHARE PURCHASE WARRANTS

This Amendment to Common Share Purchase Warrants (this "Amendment") is entered into effective as of June 20, 2001, by and between Altair International, Inc. an Ontario corporation (the "Corporation") Louis Schnur, an individual, and Toyota on Western, Inc., an Illinois corporation and affiliate of Louis Schnur. Louis Schnur and Toyota on Western Inc., are collectively referred to as the "Holders" and separately referred to as a "Holder."

                                   Background

         A. One or the other of the Holders has purchased, and the Corporation has executed and delivered to one or the other of the Holders, the following warrants to purchase common shares of the Corporation (1) a Warrant dated December 6, 1999 for 25,000 common shares of the Corporation, (2) a Warrant dated January 24, 2000 for 25,000 common shares of the Corporation, (3) a Series M-1 Warrant dated March 3, 2000 for 83,333 common shares of the Corporation, (4) a Series 2000A-1 Warrant dated July 8, 2000 for 15,500 common shares of the Corporation, (5) a Series 2000A-2 Warrant dated July 17, 2000 for 9,000 common shares of the Corporation, (6) a Series 2000A-3 Warrant dated July 20, 2000 for 25,500 common shares of the Corporation, (7) a Series 2000A-4 Warrant dated July 28, 2000 for 34,500 common shares of the Corporation, (8) a Series 2000A-5 Warrant dated July 31, 2000 for 13,000 common shares of the Corporation, (9) a Series 2000A-9 Warrant dated August 7, 2000 for 26,500 common shares of the Corporation, (10) a Series 2000B-1 Warrant dated August 4, 2000 for 187,500 common shares of the Corporation, (11) a Series 2000C-1 Warrant dated August 4, 2000 for 187,500 common shares of the Corporation, (12) a Series 2000A-6 Warrant dated August 14, 2000 for 30,000 common shares of the Corporation, (13) a Series 2000A-7 Warrant dated August 22, 2000 for 51,000 common shares of the Corporation, (14) a Series 2000A-10 Warrant dated March 26, 2001 for 39,000 common shares of the Corporation, (15) a Series 2000A-11 Warrant dated March 26, 2001 for 43,500 common shares of the Corporation, (16) a Series 2001A-1 Warrant dated June 19, 2001 for 400,000 common shares of the Corporation and (17) a Series 2001-B-1 Warrant dated June 19, 2001 for 400,000 common shares of the Corporation. The Warrants identified as (1) through (17) above are collectively referred to as the "Warrants" and individually referred to as a "Warrant."

         B. When the Warrants are combined with the common shares owned outright by the Holders, the Holders' total beneficial ownership of the Corporation is approaching 10% of the outstanding common shares of the Corporation. The Holders and the Corporation do not desire either or both of the Holders to exercise control over the Corporation or to have beneficial ownership of 10% of the common shares of the Corporation. Therefore, the Corporation and the Holders desire to amend the Warrants as set forth below.

                                    Agreement

                  NOW THEREFORE, in consideration of the covenants set forth herein and in the Warrant and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Corporation and the Holders hereby agree as follows:


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


         1. Amendment. Each of the Warrants is hereby amended to include a Section (which shall be the last numbered Section of the respective Warrant), the text of which is as follows:

         The Holder may not exercise the Warrant to the extent such exercise would result in the Holder together with any affiliate thereof, beneficially owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules promulgated thereunder) in excess of 9.999% of the then issued and outstanding Common Shares of the Corporation, including shares issuable upon such exercise and held by the Holder after application of this Section. The Holder shall have the authority and obligation to determine whether the restriction contained in this Section will limit any particular exercise under the Warrant. To the extent that the Holder determines that the limitation contained in this Section would apply to any particular exercise, the Holder shall be responsible for determining which portion of the Warrant is exercisable, for notifying the Corporation which portion of the Warrant is exercisable at the time of the Holder's exercise of the Warrant and for not attempting to exercise the Warrant with respect to a number of Common Shares that would exceed the limits set forth in this Section. The Holder acknowledges and agrees: (a) that the Corporation is not responsible for tracking (and has no means to track) the number of Common Shares beneficially owned by the Holder, (b) that neither the Corporation nor its counsel has provided, or has any obligation to provide, advice to the Holder regarding the Holder's ownership of Common Shares or compliance with governing securities laws and (c) that the Corporation shall not be liable for any civil or criminal damages or sanctions that may be imposed upon or against holder as a result of his failure to comply with the provisions of the Warrant or governing state or federal securities laws.

         2. Ratification of Warrant. Except as expressly amended by this Amendment, the terms and conditions of each of the Warrants are hereby ratified and confirmed by the parties hereto and thereto.

         3. Counterparts. This Amendment may be signed in counterparts, all of which taken together shall constitute a single integrated agreement. A facsimile copy of this Amendment or any counterpart thereto shall be valid as an original.


               [intentionally left blank; signature page follows]


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IN WITNESS  WHEREOF,  the Corporation and the Holders have caused this Amendment to Common Share Purchase Warrants to be executed effective as of the date first set forth above.



                      The Corporation

                               Altair International Inc.

                               By: /s/ William P. Long
                                   -------------------------------
                                       William P. Long, President


                      The Holders


                               By: /s/ Louis Schnur
                                   -------------------------------
                                       Louis Schnur, an individual


                     Toyota On Western, Inc.

                               By: /s/ Louis Schnur
                                   -------------------------------
                                       Louis Schnur, President

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